Exhibit 5.2

[LETTERHEAD OF ALLEN & OVERY LUXEMBOURG]

To: Covidien International Finance S.A. 3b, Boulevard Prince Henri, L-1724 Luxembourg	Avocats à la Cour 58 rue Charles Martel L-2134 Luxembourg PO Box 5017 L-1050 Luxembourg
	Tel Fax Personal fax	+352 4444 55 1 +352 4444 55 222 +352 4444 55 446

Our ref 87012-00001 LU:1903908.1

Luxembourg, 15 April 2008

Covidien International Finance S.A. (incorporated with limited liability under the laws of the Grand Duchy of Luxembourg)

Dear Sirs,

We have acted as special legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Covidien International Finance S.A., a Luxembourg public limited liability company (société anonyme) having its registered office at 3b, Boulevard Prince Henri, L-1724 Luxembourg and registered with the Luxembourg Trade and Companies Register under the number B 123.527 (the Company).

This legal opinion is issued in connection with the Company’s filing with the Securities and Exchange Commission of a Registration Statement on Form S-4, including a prospectus (the Registration Statement) with respect to the registration of an offer to exchange (the Exchange Offer) (i) USD 250,000,000 aggregate principal amount of new 5.150% senior notes due 2010 (the 2010 Notes) for all outstanding USD 250,000,000 aggregate principal amount 5.150% senior notes due 2010 (the Old 2010 Notes), (ii) USD 500,000,000 aggregate principal amount of new 5.450% senior notes due 2012 (the 2012 Notes) for all outstanding USD 500,000,000 aggregate principal amount 5.450% senior notes due 2012 (the Old 2012 Notes), (iii) USD 1,150,000,000 aggregate principal amount of new 6.000% senior notes due 2017 (the 2017 Notes) for all outstanding USD 1,150,000,000 aggregate principal amount 6.000% senior notes due 2017 (the Old 2017 Notes) and (iv) USD 850,000,000 aggregate principal amount of new 6.550% senior notes due 2037 (the 2037 Notes together with the 2010 Notes, the 2012 Notes and the 2017 Notes, the Notes) for all outstanding USD 850,000,000 aggregate principal amount 6.550% senior notes due 2037 (the Old 2037 Notes together with the Old 2010 Notes, the Old 2012 Notes and the Old 2017 Notes, the Old Notes), fully and unconditionally guaranteed on an unsecured and unsubordinated basis by Covidien Ltd. (Covidien).

I. DOCUMENTS

We have examined, to the exclusion of any other document, the following documents:

(a)	a copy received by e-mail of the indenture dated as of 22 October 2007 (the Base Indenture), as supplemented by a first, second, third and a fourth supplemental indenture each dated as of the same date (together with the Base Indenture, the Indenture) between the Company, as issuer, Covidien, as guarantor and Deutsche Bank Trust Company Americas, as Trustee and the form of Note to be issued thereunder, as filed with the Securities and Exchange Commission;

(b)	a copy received by e-mail of the Registration Statement dated as of 15 April 2008;

(c)	a copy received by e-mail of an extract of the resolutions of the board of directors of the Company dated 6 September 2007 whereby the board of directors approves inter alia the issuance of the Notes, the preparation of the Registration Statement and the execution and delivery and performance of the Indenture (the Resolutions);

(d)	a copy of the consolidated articles of association of the Company as of 31 May 2007 (the Articles);

(e)	a copy of an excerpt of the Luxembourg Trade and Companies Register pertaining to the Company dated 10 April 2008 (the Excerpt);

(f)	a copy of the certificate issued by the 2nd section of the district court of Luxembourg, entrusted with commercial matters (greffe de la 2ème chambre du Tribunal d’Arrondissement de et à Luxembourg, chargé des affaires commerciales) on 14 April 2008, stating that there are no records or files at the Court regarding a (i) bankruptcy adjudication against the Company, (ii) filing for moratorium or reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée) or (iv) general settlement or composition with creditors (concordat préventif de faillite) (the Certificate); and

In addition, on 15 April 2008, at 5:00 p.m. CET, we checked on the internet site of the Luxembourg Trade and Company Register and did not detect (i) actions for a voluntary or compulsory liquidation of the Company and/or (ii) steps to appoint a liquidator or a similar officer over or to wind up the Company at that date and time on record on the internet site of the Luxembourg Trade and Companies register (the Search).

Terms defined in the Registration Statement and used herein, but not otherwise defined herein, have the meanings ascribed thereto in the Registration Statement. The Registration Statement and the Indenture will hereinafter be referred to as the Opinion Documents.

We have relied, as to matters of fact, upon the representations made in the Opinion Documents.

II. ASSUMPTIONS

For the purposes of this opinion, we have assumed with your consent, and we have not verified independently, the following:

(i)	that where documents have been examined by us in draft or specimen form, such documents will be or have been executed in the form of that draft or specimen and by such persons as specified in the Resolutions;

(ii)	the genuineness of all signatures, stamps and seals, the conformity to the originals of all the documents submitted to us as certified, photostatic, faxed or e-mailed copies or specimens and the authenticity of the originals of such documents;

(iii)	that each Opinion Document has been executed by such persons as specified in the Resolutions;

(iv)	that the Notes will be executed by such persons as specified in the Resolutions;

(v)	the due and valid authorization, execution and delivery of the Opinion Documents and the Notes by all the parties thereto (other than the Company), as well as the power, authority, capacity and legal right of all the parties thereto (other than the Company) to enter into, execute, deliver and perform their respective obligations thereunder, and compliance with all applicable laws and regulations, other than Luxembourg law;

(vi)	that all authorizations, approvals and consents of any country other than Luxembourg which may be required in connection with the execution, delivery and performance of each Opinion Document and the Notes (and any other documents required in respect of the offering of the Notes) have been or will be obtained and that all internal corporate or other authorization procedures by each party (other than the Company) for the execution by it of the Opinion Documents and the Notes (or any document in connection therewith) to which it is expressed to be a party, have been duly fulfilled;

(vii)	that all the parties to the Opinion Documents (other than the Company) are companies duly organized, incorporated and validly existing in accordance with the laws of the jurisdictions of their respective incorporation and/or their place of effective management, having a corporate existence, that in respect of all the parties to the Opinion Documents, no steps have been taken pursuant to any insolvency proceedings to appoint an administrator, receiver or liquidator over the respective parties or their assets and that no voluntary winding-up of such parties has been recorded at the date hereof;

(viii)	that the place of the central administration (siège de l’administration centrale) and the centre of main interests (as such term is defined in the Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings, as amended) of the Company are located at its registered office (siège statutaire) in Luxembourg and that the Company complies with, and adheres to, the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies;

(ix)	that the entry by the Company into the Opinion Documents and the issuance of the Notes by the Company will materially benefit the Company and is in its best interest, and for its corporate benefit;

(x)	that the Notes will not be offered to the public in Luxembourg;

(xi)	that the Opinion Documents constitute the legal, valid, binding and enforceable obligations of each of the parties thereto (other than the Company) under the laws of the jurisdiction of its incorporation or of its principal office or of its principal place of establishment;

(xii)	that the Opinion Documents are and the Notes will be effective, and will constitute legal, valid and binding obligations of each of the parties thereto (other than the Company), enforceable in accordance with their terms, under the laws of the State of New York by which they are expressed to be governed;

(xiii)	that, in so far as any obligation under, or action to be taken under any of the Opinion Documents and Notes is required to be performed or taken in any jurisdiction outside Luxembourg, such action has been or will be taken and the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(xiv)	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would adversely affect, or otherwise have any negative impact on, the opinions expressed in this legal opinion;

(xv)	that the meeting of the board of directors held on 6 September 2007 mentioned in paragraph I.(c) was duly convened and duly held;

(xvi)	that the Resolutions are in full force and effect, have not been amended or rescinded since the date referred to in paragraph I. (c) above, either in whole or in part, and accurately record the resolutions passed by the board of directors of the Company and that the Resolutions will materially benefit the Company and have been taken in the best interest, and for the corporate benefit of, the Company;

(xvii)	that the Articles have not been amended or revoked since the date referred to in paragraph I.(d) above;

(xviii)	that all payments and transfers made by, on behalf of, in favour of, or for the account of, the Company under the Opinions Documents, the Old Notes and the Notes, are made on an arm’s length basis;

(xix)	that the Company is not, is not deemed to be, and, as a result of the issuance of the Notes, will not be, over-indebted in light of the current practice of the Luxembourg tax administration;

(xx)	that none of the holders of the Old Notes and none of the holders of the Notes has / will have any relation with the Company other than that of an independent third party acting in the normal course of its business and/or maintains / will maintain any particular economic relation with the Company, other than that contemplated by the Old Notes and by the Notes;

(xxi)	that none of the Old Notes and none of the Notes carries / will carry interest, or any other payment, contingent on the profits of, or on the distribution of profits by, the Company; and

(xxii)	that none of the Old Notes and none of the Notes is / will be exchangeable for, convertible into, or linked to shares or other equity instruments issued or to be issued by the Company.

III. OPINION

Based upon, and subject to, the assumptions made above and the qualifications set out below and subject to any matters not disclosed to us, we are of the opinion that, under the laws of Luxembourg in effect, and as construed and applied by the Luxembourg courts, on the date hereof:

(1)	The Company is a limited liability company (société anonyme) validly organized and existing under the laws of Luxembourg for an unlimited duration;

(2)	The Company has the corporate power and authority under the laws of Luxembourg to enter into, execute and deliver the Opinion Documents and to issue the Notes;

(3)	The Opinion Documents have been duly authorized, executed and delivered by the Company;

(4)	The Notes have been duly authorized and all the necessary authorizations and approvals of government authorities in Luxembourg (if any) have been duly obtained for the issuance by the Company of the Notes;

(5)	The Notes, when duly executed by a director of the Company and delivered by or on behalf of the Company in the form contemplated by the Indenture and, upon the terms set forth in the Exchange Offer and the Notes, will be legally issued and fully paid and subject to their validity, legality and enforceability under New York law by which they are expressed to be governed, and subject to customary qualifications of Luxembourg law, constitute valid and binding obligations of the Company enforceable against it in accordance with their terms;

(6)	Subject to qualification IV. (c) below, no authorisations, approvals, consents, licenses, exemptions, filings, registrations, notarisations and other requirements of governmental, judicial and public bodies and authorities of or in Luxembourg are required in connection with the entry into, performance, validity and enforceability of the Opinion Documents and in connection with the Company’s issuance of the Notes;

(7)	All amounts payable under or with respect to the Notes and the Opinion Documents may be made free and clear of and without withholding or deduction for or on account of withholding tax in Luxembourg; and

(8)	There are no stamp, registration, documentary, or similar taxes, duties or charges under the laws of Luxembourg payable in connection with the issue and the offering of the Notes, or the payments to be made by the Company under the Notes or the execution, delivery, performance, and enforcement by the relevant parties of the Opinion Documents.

IV. QUALIFICATIONS

The foregoing opinion is subject to the following qualifications.

(a)	The validity, legality, performance and enforceability of each Opinion Document and the Notes are subject to, and may be affected or limited by, the provisions of any applicable bankruptcy, insolvency, liquidation, moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement or composition with creditors (concordat préventif de faillite), fraudulent conveyance (actio pauliana), reorganization or similar Luxembourg or foreign laws affecting the rights of creditors generally.

(b)	The opinion expressed in paragraph III. (1) above is qualified as follows:

(i)	that a search at the Luxembourg Trade and Companies Register and/or at the clerk’s office of the Luxembourg district court (sitting in commercial matters) is not necessarily capable of conclusively revealing whether or not a winding-up petition or a petition for the making of an administration or bankruptcy order or similar action has been presented; and

(ii)	that the corporate documents (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver, manager, administrator or administrative receiver) may not be held at the Luxembourg Trade and Companies Register and/or available on the internet site of the Luxembourg Trade and Companies Register and/or at the clerk’s office of the Luxembourg district court (sitting in commercial matters) immediately and there may be a delay in the relevant notice appearing on the files regarding the relevant party. In accordance with Luxembourg company law, changes or amendments to corporate documents to be filed at the Luxembourg Trade and Companies Register will be enforceable (opposable) towards third parties only as of the day of their publication in the Mémorial C, Recueil des Sociétés et Associations unless the company proves that the relevant third parties had prior knowledge thereof.

(c)	With reference to the opinions expressed in paragraphs III. (6) and III. (8), it should be noted that the registration of any Opinion Document in Luxembourg and any documents mentioned therein or connected therewith may become necessary, if and when they are referred to or used in a Luxembourg public deed and Luxembourg courts or an official Luxembourg authority may require the prior registration of such Opinion Document (or any document in connection therewith) in Luxembourg, if they were to be produced in a Luxembourg court action or exhibited before an official Luxembourg authority. If the registration of any Opinion Document (or any document in connection therewith) with the Administration de l’Enregistrement et des Domaines in Luxembourg is required either a nominal registration duty or an ad valorem duty will be payable, depending on the nature of the document subject to registration (e.g., an ad valorem duty of 0.24 (zero point twenty-four) per cent. will be payable on the amount of the payment obligation mentioned in the Opinion Document, so registered). If registration is so required, the Luxembourg courts or the official authority may require that such Opinion Document (or any documents in connection therewith) and/or any judgement (or any documents in connection therewith) obtained in the courts other than the courts of Luxembourg must be translated into French or German.

In our experience it is unlikely that registration of the Opinion Documents will be required by Luxembourg courts or official authorities. However, if such registration were required, it cannot be entirely excluded that an ad valorem duty of 0.24 (zero point twenty-four) per cent. of the payment obligation expressed under such Opinion Document will be due.

(d)	Payments made, as well as other transactions (listed in the pertinent section of the Luxembourg commercial code) concluded or performed, during the so-called suspect period (période suspecte) which is fixed by the Luxembourg court and dates back not more than 6 months as from the date on which the Luxembourg court formally adjudicates a person bankrupt, and, as for specific payments and transactions, during an additional period of ten days before the commencement of such period, are subject to cancellation by the Luxembourg court upon proceedings instituted by the Luxembourg insolvency receiver (curateur).

In particular,

(i)	article 445 of the Luxembourg commercial code sets out that specific transactions entered into during the suspect period and an additional period of ten days preceding the suspect period fixed by the court (e.g., the granting of a security interest for antecedent debts; the payment of debts which have not fallen due, whether payment is made in cash or by way of assignment, sale, set-off or by any other means; the payment of debts which have fallen due by any other means than in cash or by bill of exchange; the sale of assets without consideration or for materially inadequate consideration) must be set aside or declared null and void, as the case may be, if so requested by the insolvency receiver;

(ii)	article 446 of the Luxembourg commercial code states that payments made for matured debts as well as other transactions concluded for consideration during the suspect period are subject to cancellation by the court upon proceedings instituted by the insolvency receiver if they were concluded with the knowledge of the bankrupt’s cessation of payments; and

(iii)	regardless of the suspect period, article 448 of the Luxembourg commercial code and article 1167 of the Luxembourg civil code (actio pauliana) give the creditor the right to challenge any fraudulent payments and transactions made prior to the bankruptcy, without limitation of time.

(e)	Except as stated in the opinions expressed in paragraphs III. (7) and III. (8), we express no tax opinion whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Opinion Documents (or any document in connection therewith) or by the issuance of Notes and we express no opinion on matters of fact or on matters other than those expressly set forth in this legal opinion, and no opinion is, or may be, implied or inferred herefrom.

No opinion is given as to whether the performance of any Opinion Document or the issue of the Notes would cause any borrowing limits, debt/equity or other ratios possibly agreed with the tax authorities to be exceeded nor as to the consequences thereof and we do not opine on any aspects in relation to foreign exchange gains or losses.

We do not express or imply any opinion in respect of a withholding tax that may become due or payable pursuant to (i) the Luxembourg laws of 21 June 2005 implementing the Council Directive 2003/48/EC of 3 June 2003 on taxation of savings income in the form of interest payments and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of EU Member States, or (ii) the Luxembourg law of 23 December 2005 introducing a withholding tax of 10% on payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the benefit of an individual beneficial owner who is resident of Luxembourg.

This legal opinion is as of this date, and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom. We express no opinion as to matters of fact.

This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and that any action or claim in relation to it can be brought exclusively before the courts of Luxembourg. Luxembourg legal concepts are expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

It should be noted that there are always irreconcilable differences between languages making it impossible to guarantee a totally accurate translation or interpretation. In particular, there are always some legal concepts which exist in one jurisdiction and not in another, and in those cases it is bound to be difficult to provide a completely satisfactory translation or interpretation because the vocabulary is missing from the language. We accept no responsibility for omissions or inaccuracies to the extent that any are attributable to such factors.

This legal opinion is addressed to you personally in connection with the offering of the Notes and may not be relied upon by you for any other purpose. For the purpose of the opinion to be addressed to you by the law firm at Gibson, Dunn & Crutcher LLP, this opinion may be relied upon by them as it were addressed to them. You may not give copies of this legal opinion to others, or enable or allow any person or persons to make public, quote, circulate, rely upon, refer to or otherwise use part or all of this legal opinion, without our prior written permission except that you may give copies to your legal advisers for the purposes of information only and on the strict understanding that we assume no responsibility whatsoever to them as a result or otherwise. Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement.

Subject to the foregoing, this opinion may, however, be included as exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus and prospectus supplement included as part of the Registration Statement.

Yours faithfully,

/s/ Marc Feider